Exhibit 23.1

CPAs, Consultants & Advisors

www.larsonallen.com

CONSENT OF LARSONALLEN LLP

We hereby consent to the use of our report dated March 30, 2009, except for Note 15, as to which the date is September 5, 2009, on the consolidated financial statements of PPL Management, Inc. and Subsidiaries for the years ended December 31, 2008, 2007 and 2006 appearing in the Current Report on Form 8-K dated November 3, 2009 and to the incorporation by reference of such information into the following Registration Statements of MasTec Inc. (Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940 and 333-30647 and Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067).

LarsonAllen LLP

Eau Claire, Wisconsin

November 3, 2009

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